Exhibit 99.1
PRESS RELEASE
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, PA 17110
1-866-642-7736
CONTACTS

Rory G. Ritrievi Chair, President & Chief Executive Officer	Justin T. Webb Chief Financial Officer
MID PENN BANCORP, INC. REPORTS THIRD QUARTER EARNINGS BEAT
AND DECLARES 56TH CONSECUTIVE QUARTERLY DIVIDEND

October 23, 2024 – Harrisburg, PA – Mid Penn Bancorp, Inc. (NASDAQ: MPB) ("Mid Penn"), the parent company of Mid Penn Bank (the "Bank") and MPB Financial Services, LLC, today reported net income available to common shareholders ("earnings") for the quarter ended September 30, 2024 of $12.3 million, or $0.74 per diluted common share, compared to net income of $9.2 million, or $0.56 per diluted common share, for the third quarter of 2023 and a consensus analyst estimate of $0.72 per diluted common share for the third quarter of 2024.

Key Highlights of the Third Quarter of 2024:

•Net income available to common shareholders increased 33.2% to $12.3 million, or $0.74 per diluted common share, for the third quarter of 2024, compared to net income of $9.2 million, or $0.56 per diluted common share, for the third quarter of 2023. Net income for the nine months ended September 30, 2024 increased 43.1% to $36.2 million, or $2.18 per diluted common share, compared to $25.3 million for the nine months ended September 30, 2023, or $1.56 per diluted common share.

•Book value per common share improved to $34.48 for the quarter ended September 30, 2024, compared to $33.76 and $31.89 for the quarters ended June 30, 2024 and September 30, 2023, respectively. Tangible book value per common share (1) improved to $26.36 for the quarter ended September 30, 2024, compared to $25.75 and $23.81 for the periods ended June 30, 2024 and September 30, 2023, respectively.

•Net interest margin increased to 3.13% for the quarter ended September 30, 2024, compared to 3.12% for the second quarter of 2024. Cost of funds increased to 2.77% for the quarter ended September 30, 2024, compared to 2.74% for the second quarter of 2024, as the Bank continued to experience strong core deposit growth.

•Deposits increased $209.8 million, or 18.6% (annualized), during the third quarter of 2024, compared to $117.9 million, or 10.5% (annualized), during the second quarter of 2024. This increase was driven by a $93.8 million increase in interest-bearing accounts and a $90.0 million increase in time deposits.

•Loan growth for the third quarter of 2024 was $67.1 million, or 6.2% (annualized), as the Bank continued to execute on its restrained growth strategy in 2024. Total loans increased $286.0 million, or 6.9%, compared to the third quarter of 2023.

•On July 31, 2024, Mid Penn completed the acquisition of an insurance business and related accounts of a full-service employee benefits firm that serves mid to large employers across central and eastern Pennsylvania, northern Maryland, and northern Virginia, for a purchase price of $2.0 million. The acquired entity contributed earnings for the quarter ended September 30, 2024 of $69 thousand and pre-tax expenses related to the acquisition were $109 thousand. Mid Penn has recognized total goodwill of $1.1 million as a result of this acquisition.

•The Board of Directors declared a cash dividend of $0.20 per common share, payable November 25, 2024, to shareholders of record as of November 8, 2024.

(1) Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document.

Chair, President and CEO Rory G. Ritrievi provided the following statement:

"On behalf of the hardworking employees of Mid Penn and its Board of Directors, I am very pleased to report that our third quarter earnings, detailed below, were not only better than what the analysts and we had expected, but were also based on continued fidelity to the strategies we outlined late last year in this shareholder communication.

Principally, those strategies included: restrained loan growth; robust core deposit growth; strong asset quality; restraint on operating expenses; and building on tangible book value.

With our third quarter loan and deposit growth through nine months, we are now at 6.2% annualized loan growth and 18.6% annualized deposit growth, which is right in line with the type of performance we targeted for the third quarter of 2024. Through nine months, we have experienced less than 0.01% annualized net charge offs, demonstrating strong performance in asset quality. With 7.2% annualized revenue growth within the quarter and 2.5% annualized expense growth, annualized operating leverage for the third quarter was 4.7%, demonstrating the benefit of an ongoing restraint on expenses.

Most importantly, we have seen a 10.7% improvement in tangible book value year over year and 6.9% growth since the end of 2023.

With another solid quarter now behind us, we are also pleased to announce that the Board has authorized a quarterly cash dividend of $0.20 per share of common stock, which was declared at its meeting on October 23, 2024, payable on November 25, 2024, to shareholders of record as of November 8, 2024."

Net Interest Income
For the three months ended September 30, 2024, net interest income was $40.2 million compared to net interest income of $38.8 million for the three months ended June 30, 2024, and $37.5 million for the three months ended September 30, 2023. The tax-equivalent net interest margin for the three months ended September 30, 2024 was 3.13% compared to 3.12% and 3.16% for the second quarter of 2024 and third quarter of 2023, respectively, representing a 1 basis point ("bp") increase from the second quarter of 2024, and a 3 bp decrease compared to the same period in 2023.
The yield on interest-earning assets increased to 5.73% for the quarter ended September 30, 2024, from 5.69% for the three months ended June 30, 2024, and 5.35% for the three months ended September 30, 2023. These increases were due to assets continuing to reprice at higher rates during the third quarter of 2024, continued discipline on new loan pricing, and an increase in the average balance of Fed Funds Sold.
For the nine months ended September 30, 2024, net interest income increased 4.9% to $115.4 million compared to net interest income of $110.0 million for the same period of 2023. The increase was primarily due to a $40.7 million increase in interest income on loans, offset by a $32.0 million increase in interest expense on deposits compared to the same period of 2023.

Average Balances

Average loans increased $52.6 million to $4.4 billion for the quarter ended September 30, 2024, compared to $4.4 billion for the quarter ended June 30, 2024, and $4.1 billion for the quarter ended September 30, 2023.

Average deposits were $4.6 billion for the third quarter of 2024, reflecting an increase of $146.0 million, or 3.3%, compared to total average deposits of $4.5 billion in the second quarter of 2024, and an increase of $236.6 million, or 5.4%, compared to total average deposits of $4.4 billion for the third quarter of 2023. Average balances were impacted by the acquisition of Brunswick Bancorp in the second quarter of 2023. The average cost of deposits was 2.66% for the third quarter of 2024, representing a 12 bp increase and a 48 bp increase from the second quarter of 2024 and the third quarter of 2023, respectively. The Bank continues to face headwinds with respect to deposit pricing, given increased interest rates and competition for deposits across all product types. Our primary focus with respect to deposit strategy is stability, ensuring that our rates are competitive, and our product mix satisfies the needs of our customers. Additionally, the Bank also maintains interest rate swaps to hedge the cash flows associated with existing brokered CDs to mitigate the impact of rising deposit costs. Cost of funds increased to 2.77%, compared to 2.74% for the second quarter of 2024, as the Bank continued to experience strong deposit growth.

Total deposits increased $209.8 million to $4.7 billion for the quarter ended September 30, 2024, or 18.6% (annualized), compared to $4.5 billion and $4.4 billion at June 30, 2024 and September 30, 2023, respectively. The increase during the third quarter of 2024 was primarily related to a $93.8 million increase in interest bearing deposits, and an increase of $90.0 million in time deposits. Time deposits represented 34.2% of total deposits at June 30, 2024, compared to 34.5% at September 30, 2024. The balance of non-interest-bearing deposits increased $26.0 million from the second quarter of 2024, representing approximately 16.8% of total deposits at September 30, 2024, compared to 17.0% at June 30, 2024, and 18.3% at September 30, 2023. The average duration of the non-hedged time deposit portfolio was 12 months at September 30, 2024.

Asset Quality

The total provision for credit losses, including provision for credit losses on off-balance sheet credit exposures, was $516 thousand for the three months ended September 30, 2024, a decrease of $1.1 million compared to the provision for credit losses of $1.6 million for the three months ended June 30, 2024, and a $1.6 million decrease compared to the provision for credit losses of $2.1 million for the three months ended September 30, 2023. This decrease was driven by a combination of a decreased reserve on individually evaluated loans and decreases in loss rates across multiple segments of the portfolio. Net charge-offs for the three months ended September 30, 2024, were $347 thousand or less than 0.008% of total loans.

The provision for credit losses on loans was $1.8 million for the nine months ended September 30, 2024, a decrease of $1.3 million compared to the provision for credit losses of $3.1 million for the nine months ended September 30, 2023. This decrease for the nine months ended September 30, 2024, is primarily due to a decrease in loss factors across all portfolios. The benefit for credit losses on off-balance sheet credit exposures was $601 thousand for the nine months ended September 30, 2024. Net charge-offs for the nine months ended September 30, 2024, were $409 thousand or 0.009% of total loans.

Allowance for credit losses - loans was 0.80% of loans, net of unearned income at September 30, 2024, compared to 0.81% and 0.82% at June 30, 2024 and September 30, 2023, respectively.

Total nonperforming assets were $17.7 million at September 30, 2024, compared to nonperforming assets of $10.4 million and $14.4 million at June 30, 2024 and September 30, 2023, respectively. The increase during the third quarter of 2024 primarily related to the addition of one commercial property with a balance of $7.7 million, being placed on nonaccrual in the third quarter of 2024. Delinquency, measured as loans past due 30 days or more, as a percentage of total loans was 0.61% at September 30, 2024, compared to .57% and .46% as of June 30, 2024, and September 30, 2023, respectively.
Capital
Shareholders’ equity increased $30.7 million, or 5.7%, from $542.4 million as of December 31, 2023 to $573.1 million as of September 30, 2024. Retained earnings increased $9.0 million, or 5.5%, from $163.3 million as of June 30, 2024 to $172.2 million as of September 30, 2024. Regulatory capital ratios for both Mid Penn and the Bank indicate regulatory capital levels in excess of both the regulatory minimums and the levels necessary for the Bank to be considered "well capitalized" at September 30, 2024. Additionally, Mid Penn declared $3.3 million in dividends during the third quarter of 2024.
On April 24, 2024, Mid Penn’s Board of Directors reauthorized its treasury stock repurchase program ("Program") effective through April 24, 2025. The Program authorizes the repurchase of up to $15.0 million of Mid Penn’s outstanding common stock. During the nine months ended September 30, 2024, Mid Penn repurchased 15,500 shares of common stock at an average price of $20.81. As of September 30, 2024, Mid Penn repurchased a total of 440,722 shares of common stock at an average price of $22.78 per share under the Program. The Program had approximately $5.0 million remaining available for repurchase as of September 30, 2024.
Noninterest Income
For the three months ended September 30, 2024, noninterest income totaled $5.2 million, a decrease of $151 thousand, or 2.8%, compared to noninterest income of $5.3 million for the second quarter of 2024. The decrease is primarily due to a $416 thousand decrease in other miscellaneous noninterest income, driven by a $482 thousand decrease in Bank owned life insurance benefits received, partially offset by a $140 thousand increase in mortgage banking income, a $76 thousand increase in the gain on sales of SBA loans, and a $74 thousand increase in income from Fiduciary activities.
For the nine months ended September 30, 2024, noninterest income totaled $16.3 million, an increase of $1.5 million, or 9.8%, compared to noninterest income of $14.9 million for the nine months ended September 30, 2023. The increase in noninterest income is primarily driven by a $1.0 million increase in other miscellaneous noninterest income, driven by increases in Bank owned life insurance benefits received, and a $767 thousand increase in Mortgage Banking income.
Noninterest Expense

Total noninterest expense increased $1.7 million to $30.0 million in the third quarter of 2024 from $28.2 million in the second quarter of 2024. The increase was driven by a $924 thousand increase in legal and professional fees, a $700 thousand increase in shares tax, and a $623 thousand increase in salaries and employee benefits, partially offset by a $624 thousand decrease in other miscellaneous noninterest expense.

For the nine months ended September 30, 2024, noninterest expense totaled $86.7 million, a decrease of $3.5 million, or 3.9%, compared to noninterest expense of $90.2 million for the nine months ended September 30, 2023. The decrease was primarily driven by $7.9 million of Brunswick acquisition costs in 2023, partially offset by a $3.0 million increase in salaries and benefits expense, and a $1.0 million increase in legal and professional fees.

The efficiency ratio(1) was 64.9% in the third quarter of 2024, compared to 63.7% in the second quarter of 2024, and 66.3% in the third quarter of 2023. The change in the efficiency ratio during the third quarter of 2024 compared to the second quarter of 2024 was the result of higher net interest income and slightly higher noninterest expense, partially offset by lower noninterest income driven by a decrease in Bank owned life insurance benefits received . Mid Penn continues to evaluate levels of noninterest expense for opportunities to reduce operating costs throughout the organization.

Subsequent Events
Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change. The statements are valid only as of the date hereof and Mid Penn disclaims any obligation to update this information.
(1)Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; results of the regulatory examination and supervision process and oversight, including changes in monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; the availability of financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements; the possibility that the anticipated benefits of a transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in legacy Mid Penn and target markets; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of a transaction; the ability to complete the integration of Mid Penn and its target successfully; the dilution caused by Mid Penn’s issuance of additional shares of its capital stock in connection with a transaction; and other factors that may affect the future results of Mid Penn.
For a more detailed description of these and other factors which would affect our results, please see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factors" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent filings with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of unanticipated events, except as required by law.

SUMMARY FINANCIAL HIGHLIGHTS (Unaudited):

(Dollars in thousands, except per share data)	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023
Ending Balances:
Investment securities	$642,291	$601,683	$615,061	$623,121	$620,636
Loans, net of unearned income	4,431,704	4,364,561	4,317,449	4,252,792	4,145,657
Total assets	5,527,025	5,391,749	5,330,379	5,290,792	5,214,718
Total deposits	4,706,764	4,497,011	4,379,105	4,346,212	4,380,380
Shareholders' equity	573,059	559,686	550,968	542,350	528,711
Average Balances:
Investment securities	610,586	608,173	615,687	606,946	619,071
Loans, net of unearned income	4,405,969	4,353,360	4,293,828	4,201,092	4,053,514
Total assets	5,470,641	5,378,897	5,319,680	5,226,382	5,106,103
Total deposits	4,597,686	4,451,678	4,312,094	4,402,565	4,361,067
Shareholders' equity	565,300	553,675	546,001	537,219	529,067

	Three Months Ended
Income Statement:	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023
Net interest income	$40,169	$38,766	$36,456	$37,000	$37,480
Provision for credit losses	516	1,604	(937)	(664)	2,087
Noninterest income	5,178	5,329	5,837	5,117	5,346
Noninterest expense	29,959	28,224	28,520	28,389	29,229
Income before provision for income taxes	14,872	14,267	14,710	14,392	11,510
Provision for income taxes	2,571	2,496	2,577	2,294	2,274
Net income available to shareholders	12,301	11,771	12,133	12,098	9,236
Net income excluding non-recurring income and expenses (1)	12,383	11,284	10,673	12,098	9,514

Per Share:
Basic earnings per common share	$0.74	$0.71	$0.73	$0.73	$0.56
Diluted earnings per common share	0.74	0.71	0.73	0.73	0.56
Cash dividends declared	0.20	0.20	0.20	0.20	0.20
Book value per common share	34.48	33.76	33.26	32.72	31.89
Tangible book value per common share (1)	26.36	25.75	25.23	24.67	23.81

Asset Quality:
Net charge-offs (recoveries) to average loans (3)	0.031%	0.002%	0.004%	0.004%	0.001%
Non-performing loans to total loans	0.39	0.23	0.24	0.33	0.32
Non-performing asset to total loans and other real estate	0.40	0.24	0.36	0.34	0.35
Non-performing asset to total assets	0.32	0.19	0.29	0.27	0.28
ACL on loans to total loans	0.80	0.81	0.78	0.80	0.82
ACL on loans to nonperforming loans	204.61	352.92	322.69	240.48	252.67

Profitability:
Return on average assets (3)	0.89%	0.88%	0.92%	0.92%	0.72%
Return on average equity (3)	8.66	8.55	8.94	8.93	6.93
Return on average tangible common equity (1) (3)	11.69	11.57	12.15	12.31	9.69
Tax-equivalent net interest margin	3.13	3.12	2.98	3.02	3.16
Efficiency ratio (1)	64.89	63.65	68.80	66.42	66.34

Capital Ratios:
Tier 1 Capital (to Average Assets) (2)	8.4%	8.4%	8.3%	8.3%	8.4%
Common Tier 1 Capital (to Risk Weighted Assets) (2)	10.1	9.9	9.6	9.7	9.7
Tier 1 Capital (to Risk Weighted Assets) (2)	10.1	9.9	9.6	9.7	9.7
Total Capital (to Risk Weighted Assets) (2)	11.9	11.8	11.4	11.6	11.7
(1)Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document.
(2)Regulatory capital ratios as of September 30, 2024 are preliminary and prior periods are actual.
(3)Annualized ratio

CONSOLIDATED BALANCE SHEETS (Unaudited):

(In thousands, except share data)	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023
ASSETS
Cash and due from banks	$57,518	$36,948	$33,362	$45,435	$52,509
Interest-bearing balances with other financial institutions	19,323	25,585	31,801	34,668	12,739
Federal funds sold	67,554	43,193	2,922	16,660	52,851
Total cash and cash equivalents	144,395	105,726	68,085	96,763	118,099
Investment Securities:
Held to maturity, at amortized cost	386,618	393,320	396,998	399,128	401,561
Available for sale, at fair value	255,227	207,936	217,632	223,555	218,662
Equity securities available for sale, at fair value	446	427	431	438	413
Loans held for sale	7,919	8,420	4,581	3,855	4,270
Loans, net of unearned income	4,431,704	4,364,561	4,317,449	4,252,792	4,145,657
Less: Allowance for credit losses	(35,562)	(35,288)	(33,524)	(34,187)	(34,004)
Net loans	4,396,142	4,329,273	4,283,925	4,218,605	4,111,653

Premises and equipment, net	33,765	34,344	36,068	36,909	38,102
Operating lease right of use asset	7,390	7,925	8,414	8,953	8,693
Finance lease right of use asset	2,593	2,638	2,683	2,727	2,773
Cash surrender value of life insurance	53,135	53,298	52,997	54,497	54,209
Restricted investment in bank stocks	10,589	13,930	17,446	16,768	13,554
Accrued interest receivable	27,286	27,381	26,975	25,820	24,230
Deferred income taxes	23,197	24,520	22,894	24,146	25,110
Goodwill	128,160	127,031	127,031	127,031	127,031
Core deposit and other intangibles, net	6,713	5,626	6,051	6,479	6,970
Foreclosed assets held for sale	281	441	5,110	293	905
Other assets	43,169	49,513	53,058	44,825	58,483
Total Assets	$5,527,025	$5,391,749	$5,330,379	$5,290,792	$5,214,718

LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$791,980	$766,014	$807,861	$801,312	$803,550
Interest-bearing transaction accounts	2,288,783	2,194,948	2,082,846	2,086,450	2,217,885
Time	1,626,001	1,536,049	1,488,398	1,458,450	1,358,945
Total Deposits	4,706,764	4,497,011	4,379,105	4,346,212	4,380,380

Short-term borrowings	114,097	200,000	271,849	241,532	139,000
Long-term debt	23,716	23,827	23,941	59,003	58,991
Subordinated debt and trust preferred securities	45,894	46,047	46,201	46,354	46,501
Operating lease liability	7,778	8,344	8,683	9,285	9,097
Accrued interest payable	18,995	18,139	16,330	14,257	14,657
Other liabilities	36,722	38,695	33,302	31,799	37,381
Total Liabilities	4,953,966	4,832,063	4,779,411	4,748,442	4,686,007

Shareholders' Equity:
Common stock, par value $1.00 per share; 40.0 million shares authorized	17,061	17,051	17,006	16,999	16,993
Additional paid-in capital	406,922	406,544	406,150	405,725	405,341
Retained earnings	172,234	163,256	154,801	145,982	137,199
Accumulated other comprehensive loss	(13,116)	(17,123)	(16,947)	(16,637)	(21,362)
Treasury stock	(10,042)	(10,042)	(10,042)	(9,719)	(9,460)
Total Shareholders’ Equity	573,059	559,686	550,968	542,350	528,711
Total Liabilities and Shareholders' Equity	$5,527,025	$5,391,749	$5,330,379	$5,290,792	$5,214,718

CONSOLIDATED STATEMENTS OF INCOME (Unaudited):

	Three Months Ended
(Dollars in thousands, except per share data)	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2023	Dec. 31, 2023	Sep. 30, 2023
INTEREST INCOME
Loans, including fees	$68,080	$66,096	$63,236	$61,309	$58,792
Investment securities:
Taxable	4,136	4,143	4,040	4,063	4,106
Tax-exempt	359	371	376	378	382
Other interest-bearing balances	223	347	403	139	86
Federal funds sold	1,043	282	136	228	51
Total Interest Income	73,841	71,239	68,191	66,117	63,417
INTEREST EXPENSE
Deposits	30,689	28,463	26,332	25,808	23,559
Short-term borrowings	2,296	3,324	4,446	2,506	1,584
Long-term and subordinated debt	687	686	957	803	794
Total Interest Expense	33,672	32,473	31,735	29,117	25,937
Net Interest Income	40,169	38,766	36,456	37,000	37,480
PROVISION FOR CREDIT LOSSES	516	1,604	(937)	(664)	2,087
Net Interest Income After Provision for Credit Losses	39,653	37,162	37,393	37,664	35,393
NONINTEREST INCOME
Fiduciary and wealth management	1,204	1,129	1,132	1,323	1,296
ATM debit card interchange	962	973	945	979	986
Service charges on deposits	549	539	509	485	509
Mortgage banking	768	628	424	300	382
Mortgage hedging	(1)	—	—	109	67
Net gain on sales of SBA loans	151	74	107	358	85
Earnings from cash surrender value of life insurance	276	301	284	288	278
Other	1,269	1,685	2,436	1,275	1,743
Total Noninterest Income	5,178	5,329	5,837	5,117	5,346
NONINTEREST EXPENSE
Salaries and employee benefits	16,156	15,533	15,462	15,215	15,259
Software licensing and utilization	2,366	2,208	2,120	1,826	2,085
Occupancy, net	1,815	1,861	1,982	1,952	1,761
Equipment	1,206	1,287	1,222	1,330	1,292
Shares tax	824	124	997	255	808
Legal and professional fees	1,613	689	998	653	890
ATM/card processing	606	510	534	442	641
Intangible amortization	460	425	428	491	484
FDIC Assessment	1,150	1,232	945	730	1,746
(Gain) loss on sale or write-down of foreclosed assets, net	(35)	42	—	—	(18)
Merger and acquisition	109	—	—	—	352
Other	3,689	4,313	3,832	5,495	3,929
Total Noninterest Expense	29,959	28,224	28,520	28,389	29,229
INCOME BEFORE PROVISION FOR INCOME TAXES	14,872	14,267	14,710	14,392	11,510
Provision for income taxes	2,571	2,496	2,577	2,294	2,274
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$12,301	$11,771	$12,133	$12,098	$9,236

PER COMMON SHARE DATA:
Basic Earnings Per Common Share	$0.74	$0.71	$0.73	$0.73	$0.56
Diluted Earnings Per Common Share	$0.74	$0.71	$0.73	$0.73	$0.56
Cash Dividends Declared	$0.20	$0.20	$0.20	$0.20	$0.20

CONSOLIDATED – AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS (Unaudited):

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
(Dollars in thousands)	Average Balance	Interest	Yield/ Rate(2)	Average Balance	Interest	Yield/ Rate(2)	Average Balance	Interest	Yield/ Rate(2)
ASSETS:
Interest Bearing Balances	$25,123	$223	3.53%	$35,618	$347	3.92%	$12,804	$86	2.66%
Investment Securities:
Taxable	537,257	3,682	2.73	533,748	3,701	2.79	541,403	3,846	2.82
Tax-Exempt	73,329	359	1.95	74,425	371	2.00	77,668	382	1.95
Total Securities	610,586	4,041	2.63	608,173	4,072	2.69	619,071	4,228	2.71

Federal Funds Sold	75,683	1,043	5.48	19,432	282	5.84	8,260	51	2.45
Loans, Net of Unearned Income	4,405,969	68,080	6.15	4,353,360	66,096	6.11	4,053,514	58,792	5.75
Restricted Investment in Bank Stocks	13,252	454	13.63	16,066	442	11.07	10,968	260	9.40
Total Earning Assets	5,130,613	73,841	5.73	5,032,649	71,239	5.69	4,704,617	63,417	5.35

Cash and Due from Banks	44,052			39,053			77,122
Other Assets	295,976			307,195			324,364
Total Assets	$5,470,641			$5,378,897			$5,106,103

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$1,066,878	$5,291	1.97%	$972,852	$4,477	1.85%	$960,052	$3,899	1.61%
Money Market	921,054	7,060	3.05	908,807	6,632	2.94	929,036	5,969	2.55
Savings	272,186	63	0.09	281,560	52	0.07	308,732	60	0.08
Time	1,561,633	18,275	4.66	1,510,079	17,302	4.61	1,308,945	13,631	4.13
Total Interest-bearing Deposits	3,821,751	30,689	3.19	3,673,298	28,463	3.12	3,506,765	23,559	2.67

Short term borrowings	169,754	2,296	5.38	241,713	3,324	5.53	64,282	1,584	9.78
Long-term debt	23,757	264	4.42	23,870	262	4.41	76,515	333	1.73
Subordinated debt and trust preferred securities	45,969	423	3.66	46,122	424	3.70	46,377	461	3.94
Total Interest-bearing Liabilities	4,061,231	33,672	3.30	3,985,003	32,473	3.28	3,693,939	25,937	2.79

Noninterest-bearing Demand	775,935			778,380			854,302
Other Liabilities	68,175			61,839			28,795
Shareholders' Equity	565,300			553,675			529,067
Total Liabilities & Shareholders' Equity	$5,470,641			$5,378,897			$5,106,103

Net Interest Income		$40,169			$38,766			$37,480
Taxable Equivalent Adjustment (1)		252			253			33
Net Interest Income (taxable equivalent basis)		$40,421			$39,019			$37,513

Total Yield on Earning Assets			5.73%			5.69%			5.35%
Rate on Supporting Liabilities			3.30			3.28			2.79
Average Interest Spread			2.43			2.42			2.56
Tax-Equivalent Net Interest Margin			3.13			3.12			3.16
(1)Presented on a fully taxable-equivalent basis using a 21% federal tax rate and statutory interest expense disallowance.
(2)Annualized ratios

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY (Unaudited):

(Dollars in thousands)	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023
Allowance for Credit Losses on Loans:
Beginning balance	$35,288	$33,524	$34,187	$34,004	$32,588

Loans Charged off
Commercial real estate	—	—	—	—	—
Commercial and industrial	(356)	(56)	—	(19)	—
Construction	—	—	—	—	—
Residential mortgage	—	(2)	(28)	(9)	—
Consumer	(8)	(4)	(22)	(17)	(32)
Total loans charged off	(364)	(62)	(50)	(45)	(32)
Recoveries of loans previously charged off
Commercial real estate	—	4	—	—	—
Commercial and industrial	—	—	—	—	—
Construction	—	—	—	—	—
Residential mortgage	2	29	—	—	7
Consumer	15	11	6	7	14
Total recoveries	17	44	6	7	21
Balance before provision	34,941	33,506	34,143	33,966	32,577
Provision for credit losses - loans	621	1,782	(619)	221	1,427
Balance, end of quarter	$35,562	$35,288	$33,524	$34,187	$34,004

Nonperforming Assets
Total nonaccrual loans	17,380	9,999	10,389	14,216	13,458

Foreclosed real estate	281	441	5,110	293	905
Total nonperforming assets	17,661	10,440	15,499	14,509	14,363

Accruing loans 90 days or more past due	1	—	25	—	12
Total risk elements	$17,662	$10,440	$15,524	$14,509	$14,375

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)
Explanatory note: This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Mid Penn’s management uses these non-GAAP financial measures in their analysis of Mid Penn’s performance. For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value. We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing tangible book value. Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments. Adjusted earnings per common share excludes from income available to common shareholders certain expenses related to significant non-core activities, including merger-related expenses, net of income taxes. For return on average tangible common equity, the most directly comparable financial measure calculated in accordance with GAAP is return on average equity. The efficiency ratio is often used by management to measure its noninterest expense as a percentage of its revenue. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Mid Penn’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding Mid Penn’s ongoing operating results. This supplemental presentation should not be construed as an inference that Mid Penn’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP. The reconciliation of the non-GAAP to comparable GAAP financial measures can be found in the tables below.
Tangible Book Value Per Common Share

(Dollars in thousands, except per share data)	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023

Shareholders' Equity	$573,059	$559,686	$550,968	$542,350	$528,711
Less: Goodwill	128,160	127,031	127,031	127,031	127,031
Less: Core Deposit and Other Intangibles	6,713	5,626	6,051	6,479	6,970
Tangible Equity	$438,186	$427,029	$417,886	$408,840	$394,710

Common Shares Outstanding	16,620,174	16,580,595	16,565,637	16,573,707	16,580,347

Tangible Book Value per Share	$26.36	$25.75	$25.23	$24.67	$23.81
Adjusted Earnings Per Common Share Excluding Non-Recurring Income and Expenses

	Three Months Ended
(Dollars in thousands, except per share data)	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023

Net Income Available to Common Shareholders	$12,301	$11,771	$12,133	$12,098	$9,236
Less: BOLI Death Benefit Income	4	487	1,460	—	—
Plus: Merger and Acquisition Expenses	109	—	—	—	352
Less: Tax Effect of Merger and Acquisition Expenses	23	—	—	—	74
Net Income Excluding Non-Recurring Income and Expenses	$12,383	$11,284	$10,673	$12,098	$9,514

Weighted Average Shares Outstanding	16,612,657	16,576,283	16,567,902	16,574,199	16,571,825

Adjusted Earnings Per Common Share Excluding Non-Recurring Income and Expenses	$0.75	$0.68	$0.64	$0.73	$0.57

Return on Average Tangible Common Equity

	Three Months Ended
(Dollars in thousands)	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023

Net income available to common shareholders	$12,301	$11,771	$12,133	$12,098	$9,236
Plus: Intangible amortization, net of tax	363	336	338	388	382
	$12,664	$12,107	$12,471	$12,486	$9,618

Average shareholders' equity	$565,300	$553,675	$546,001	$537,219	$529,067
Less: Average goodwill	127,773	127,031	127,031	127,031	127,031
Less: Average core deposit and other intangibles	6,424	5,833	6,259	6,716	7,210
Average tangible shareholders' equity	$431,103	$420,811	$412,711	$403,472	$394,826

Return on average tangible common equity(1)	11.69%	11.57%	12.15%	12.31%	9.69%
(1) Annualized ratio
Efficiency Ratio

	Three Months Ended
(Dollars in thousands)	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023

Noninterest expense	$29,959	$28,224	$28,520	$28,389	$29,229
Less: Merger and acquisition expenses	109	—	—	—	352
Less: Intangible amortization	460	425	428	491	484
Less: Loss (Gain) on sale or write-down of foreclosed assets, net	(35)	42	—	—	(18)
Efficiency ratio numerator	$29,425	$27,757	$28,092	$27,898	$28,411

Net interest income	40,169	38,766	36,456	37,000	37,480
Noninterest income	5,178	5,329	5,837	5,117	5,346
Less: BOLI Death Benefit	4	487	1,460	—	—
Efficiency ratio denominator	$45,343	$43,608	$40,833	$42,117	$42,826

Efficiency ratio	64.89%	63.65%	68.80%	66.24%	66.34%